Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-116573 and 333-168794 on Form S-8 and in Registration Statement Nos. 333-163110, 333-172483 and 333-196642 on Form S-3 of Beazer Homes USA, Inc report dated June 24, 2015, relating to the financial statements and financial statement schedule of Beazer Homes USA, Inc. 401(k) Plan appearing in this Annual Report on Form 11-K of Beazer Homes USA, Inc. 401(k) Plan for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia

June 24, 2015